Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Northern Star Investment Corp. II on Amendment No. 3 to Form S-4 (333-255120) of our report dated February 3, 2021, except for the effects of the restatements discussed in Note 2A as to which the date is May 19, 2021, with respect to our audit of the financial statements of Northern Star Investment Corp. II as of January 28, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 14, 2021